Exhibit 10.68


                                                                January 13, 1995


Chaparral Resources, Inc.
621 Seventeenth Street, Suite 1301
Denver, Colorado 80293

Attention:  Paul V. Hoovler

Gentlemen:

     At your request, Ryder Scott Company Petroleum Engineers (Ryder Scott) has reviewed the reserve estimates prepared by P & M Petroleum Management (P & M) of the Karakuduk Field located in The Republic of Kazakhstan. The summary table below presents a comparison of the estimated recoverable reserves as prepared by P & M with Ryder Scott's estimates.

                                   Comparison
                      Estimated Gross Undeveloped Reserves
                       Attributable to the Karakuduk Field

                                   P & M                Ryder Scott
              Formation        (Thousand bbls)       (Thousand bbls)
                                -----------------------------------
                                               Proved

              J1 Lower           64,207                    61,786
              J2                    357                       257
              J4                    521                       500
              J5                  1,639                     1,199
              J8                  7,360                     9,198
              J9                    881                       950
                                 ------                    ------

              Total              74,965                    73,890

Chaparral Resources, Inc.
January 13, 1995
Page 2


                                 P & M            Ryder Scott
             Formation        (Thousand bbls)   (Thousand bbls)
                             ---------------------------------
                                            Probable
                             ---------------------------------
             J1 Lower        32,104 (1)                30,893 (1)
             J1 Upper         2,893                     2,777
             J2               3,668                     3,606
             J3               7,526                     7,225
             J4               4,729                     4,540
             J8               3,680 (1)                 4,599 (1)
                              -----                    ------

             Total           54,600                    53,640

             (1)    Pressure Maintenance - Water injection reserves

Review Procedure and Opinion
----------------------------

     In performing our review, we have relied on the data furnished by P & M and Chaparral Resources, Inc. These data were accepted as authentic and sufficient for determining the reserves.

     In our opinion, P & M's estimates of future proved undeveloped reserves were prepared in accordance with generally accepted procedures for the estimation of future reserves, and we found no bias in the utilization and analysis of the data in estimates of reserves for the properties.

     In general, Ryder Scott was in agreement with the use of the data that was available. The isopach maps of net pay reflect a reasonable and consistent use of the available data. In certain reservoirs where test data was limited, the assignment of proved reserves for limited areas of the reservoir was reasonable and appropriate.

     Porosity values utilized for making the estimate of original oil in place were based on available core data and the average values selected by P & M are very reasonable, based on data which was available for our review.

     Water saturation, the other key parameter in volumetric calculations, was more difficult to estimate. Because of the uncalibrated nature of resistivity logs and the lack of porosity logs, water saturation values could not be calculated. A large number of successful well tests have been conducted in the various members of the Jurassic formation. These tests have indicated limited water production and based on the overall results of these tests, P & M assigned an average water saturation of 35 percent. Empirical correlations available in the literature which relates porosity, permeability and water saturation indicate that 35 percent assigned by P & M is reasonable and possibly high.

Chaparral Resources, Inc.
January 13, 1995
Page 3

     P & M utilized the results of a laboratory PVT analysis of a bottom hole sample for fluid properties for the J1 through the J5 members of the Jurassic. Test data indicated higher GOR performances from the J8 and J9 reservoirs. P & M utilized Standing correlations for developing fluid properties for these members of the Jurassic. Checking the results of the PVT analysis with available correlations, Ryder Scott accepted the fluid properties utilized by P & M as reasonable.

     In summary, it is Ryder Scott's opinion that the estimates of original oil in place prepared by P & M are reasonable. In some instances minor adjustments were made to the P & M estimates due to small differences in the pay counts.

     For assignment of primary reserves, P & M utilized a recovery efficiency of 20 percent. In addition, they assigned an additional 10 percent incremental probable reserves for pressure maintenance water injection in the J1 Lower and J8 reservoirs. Ryder Scott utilized the API correlation for recovery in solution gas drive reservoirs to estimate a recovery efficiency of 19.2 percent for the J1 through J5 members and 25.2 percent for the J8 and J9. It was our opinion that the secondary to primary ratio of .5 utilized by P & M to assign pressure maintenance water injection reserves was reasonable and utilized this same ratio in assigning incremental probable reserves to the J1 Lower and J8.

Reserves Estimate
-----------------

     The original reserve estimates were based on a volumetric analysis and assignment of recover factors for primary and incremental pressure maintenance reserves.

     The reserves presented herein, as estimated by P & m and reviewed by Ryder Scott, are estimates only and should not be construed as being exact quantities. Moreover, estimates of reserves may increase or decrease as a result of future operations.

     The proved and probable reserves, which are attributable to the wells and locations reviewed by Ryder Scott, conform to the definitions approved by the Society of Petroleum Engineers and The Society of Petroleum Evaluation Engineers, except that no economic evaluations have been performed by either P & M or Ryder Scott at this time. It is assumed, based on current development activity in Kazakhstan, that economic development of these reserves can be achieved. Our definitions of proved and probable reserves follows.

     Proved reserves of crude oil, natural gas, or natural gas liquids are estimated quantities that geological and engineering data demonstrate with reasonable certainty to be recoverable in the future from known reservoirs. Reservoirs are considered probed if economic productibility is supported by actual production or formation tests. In certain instances, proved reserves may be assigned on the basis of a combination of core analysis and electrical and

Chaparral Resources, Inc.
January 13, 1995
Page 4


other type logs which indicate the reservoirs are analogous to reservoirs in the same field which are producing or have demonstrated the ability to produce on a formation test. The area of a reservoir considered proved includes (1) that portion delineated by drilling and defined by fluids contacts, if any, and (2) the adjoining portions not yet drilled that can be reasonably judged as economically productive on the basis of available geological and engineering data. In the absence of data on fluid contacts, the lowest known structural occurrence of hydrocarbons controls the lower proved limit of the reservoir. Proved reserves are estimates of hydrocarbons to be recovered from a given date forward. They may be revised as hydrocarbons are produced and additional data become available.

     Reserves that can be produced economically through the application of established improved recovery techniques are included in the proved classification when these qualifications are met: (1) successful testing by a pilot project or the operation of an installed program in the reservoir, or one in the immediate area with similar rock and fluid properties, provides support for the engineering analysis on which the project or program was based, and (2) it is reasonably certain the project will proceed. Reserves to be recovered by improved recovery techniques that have yet to be established through repeated economically successful applications are included in the proved category only after successful testing by a pilot project or after the operation of an installed program in the reservoir provides support for the engineering analysis on which the project or program was based. Improved recovery includes all methods for supplementing natural reservoir forces and energy, or otherwise increasing ultimate recovery from a reservoir, including (1) pressure maintenance, (2) cycling, and (3) secondary recovery in its original sense. Improved recovery also includes the enhanced recovery methods of thermal, chemical flooding, and the use of miscible and immiscible displacement fluids.

     Estimates of proved reserves do not include crude oil, natural gas, or natural gas liquids being held in underground or surface storage.

     Probable reserves are the estimated quantities of recoverable hydrocarbons which are based on engineering and geological data similar to those used in the estimates of proved reserves but, for various reasons, these data lack the certainty required to classify the reserves as proved. Probable reserves include, without limitation: (a) reserves that apparently exist a reasonable distance beyond the proved limits of productive reservoirs where water contacts have not been determined and proved limits are established by the lowest datum at which proved reserves exist; (b) reserves in formations that appear to be productive from log characteristics only, but lack definitive tests or core analysis data; (c) reserves in a portion of a formation that has been proved productive in other areas in a field but is separated from the proved area by sealing faults, provided that the geologic interpretation indicates the probable area is structurally high relative to the proved portion of the formation; (d)

Chaparral Resources, Inc.
January 13, 1995
Page 5


reserves obtainable by improved recovery where an improved recovery program, that has yet to be established through repeated economically successful operations, is planned but is not yet in operation and a successful pilot test has not been performed, but reservoir and formation characteristics appear favorable for its success; and (e) reserves in the same reservoir as proved reserves that would be recoverable if a more efficient primary recovery mechanism develops than was assumed in estimating the proved reserves.

General
-------

     Neither Ryder Scott not any of its employees has any interest in the subject properties and neither the employment to do this work nor the compensation is contingent on our estimates of reserves for the properties which were reviewed.

     This report was prepared for the exclusive use of Chaparral Resources, Inc. The work papers used in the preparation of this report are available for examination by Authorized parties in our office. Please contact us if we can be of further service.

                                            Very truly yours,

                                            RYDER SCOTT COMPANY
                                            PETROLEUM ENGINEERS


                                            Larry T. Nelms
                                            Group Vice President

                                                                December 8, 1994


Mr. Paul V. Hoovler, President
Chaparral Resources, Inc.
621 17th Street, Suite 1301
Denver, CO 80293

Dear Mr. Hoovler:

As per your request, I am enclosing a copy of my engineering report of the estimated recoverable oil reserves for the Karakuduk Field located in the western portion of the Republic of Kazakhstan. These reserves, from the Jurassic formation, have been determined using generally accepted petroleum engineering practices. The geologic and engineering data for the most part was supplied by the Mangistau Regional Geologic Section. This entity would be comparable to the Oil and Gas Commission for the state of Colorado.

The oil reserves are defined in two categories, (1) Proved Undeveloped Reserves, and (2) Probable Reserves. The two classifications are described below as general definitions adopted by The Society of Petroleum Evaluation Engineers:

Proved Undeveloped Reserves: Oil reserves in which the proven commercial producibility is supported by a number of wells that have been drilled and from which actual oil production or positive formation tests were achieved. The area of the reservoir considered as proved has been delineated from information obtained by drilling and the determination of oil/water contacts defining the parameters of the reservoir are reasonably judged as being commercially productive on the basis of available geologic and engineering information derived from the existing wells. The reserves are classified as proved undeveloped in the areas where interpretation of data from the tested wells is laterally continuous and the formations contain commercially recoverable oil reserves on locations beyond the direct offsets to the existing wells.

     Probable Reserves: Oil reserves that are less certain than proved reserves but can be estimated to exist with a degree of certainty. Such reserves based on the available geologic and engineering data in the probable productive area indicate that such reserves may be recovered. This includes oil or gas reserves from formations that appear to be productive by log characteristics, but lack definite core data, drillstem test data or production testing. This category also includes oil reserves that may be recoverable through enhanced recovery methods. As an example, a limited project or pilot program for secondary and/or tertiary recovery that is planned but has not been implemented or placed into operation but the reservoir characteristics appear favorable for such adaptation leading to commercial production.

Mr. Paul V. Hoovler
Chaparral Resources, Inc.
December 8, 1994
Page Two of Two


The Karakuduk Field, located in the Mangistau Region of western Kazakhstan, appears to be a very good candidate for an extensive development drilling program. Most of the wells that have been previously drilled were production tested through casing or formation tested. The clastic sandstones within the Jurassic formation should be receptive to stimulation by acidizing or fracture treatment. Daily production rates from this development program should be significantly increased by such stimulation. This should also increase recoverable oil reserves. As development drilling takes place, additional reservoir data will increase or decrease the estimated ultimate recoverable reserves from these multiple sand reservoir within the Jurassic formation.

As an aside and beyond the scope of this study, the Karakuduk #20 well, drilled into the next lower formation, although not tested, appears to have very thick productive porosity zone within the Triassic section. Other fields within the general area proven this formation productive and if exploration within the Karakuduk Field finds these same reservoir characteristics, it should add substantially to future recoverable reserves.

In summary, I believe the Karakuduk Field offers an excellent opportunity for a small independent oil company to drill and develop significant low risk oil reserves. I don't know of any other province in North American that this type of opportunity exists. Topographic conditions are very favorable for development and the field is located within twenty miles of a major pipeline that has deliveries to the Black Sea ports. Access to local roads and the major railroad in this part of Kazakhstan all lie within thirty miles.

I also believe that as the development project gets underway, there will be substantial improvements over the drilling operations, completions and production methods previously utilized. This should significantly enhance daily oil flows and ultimate reserves.

The reserve report has not taken into consideration any cash flow forecasts or time schedules as to the development of the project. I am not privy to the parameters of the Agreement between Chaparral Resources, Inc. and the Karakuduk Munay Joint Stock Company, nor am I aware of any agreements that could affect Chaparral's ultimate reserves in this field. This study simply defines the recoverable reserves for the field.

                                               Best regards,

                                               Robert W. Peterson

                               KARAKUDUK OIL FIELD

                             ESTIMATED OIL RESERVES











                                  PREPARED FOR
                            CHAPARRAL RESOURCES, INC.










                            P&M PETROLEUM MANAGEMENT

                                 DECEMBER, 1994

                               KARAKUDUK OIL FIELD
                             ESTIMATED OIL RESERVES

The Karakuduk Oil Field is located in the Republic of Kazakhstan, 227 miles northeast of the city of Aktau. The oil reservoir was originally drilled because seismic data showed a geological subsurface structure at this location. The first well was drilled in 1972 and found oil production in the Jurassic Age formations.

A total of 22 wells have been drilled on this geological structure by the Russians. Ten of these wells encountered oil sands. Some of the wells were drill stem tested and other wells were production tested. The first well was drilled 1972 and the last four wells were drilled since 1991. The Kazkhstans did not furnish us with any data showing which wells had casing run in them and which wells they thought the casing would be satisfactory to place the wells on production. The wells reportedly were plugged by placing cement plugs inside the casing. The Turkish Petoil personnel stated that the #20 and #21 Karakuduk wells ere the only wells that had casing that could be re-entered for sure. Five other wells could possibly be re-entered.

The Jurassic formation is approximately 2300' thick and has been divided into 15 porous sand sections divided by continuous shale beds.

The producing sands are described generally as fine to medium grained sandstone and coarse grained siltstone. The porosities from core analysis average 15 percent. In some of the reserves, the Russians used up to 17 percent porosity and the Petoil personnel prefer this figure. The Jurassic sand sections are identified as J1, J2, J3, etc. Listed below is a brief description of the oil potential of each sand.

J1: This sand section consist of two sand beds that I have identified as the J1 upper and the J1 lower. These two sand beds are continuous over the structure and the J1 lower has been tested in 14 wells. The sands are very easy to identify on the open hole logs. And oil-water contact has not been definitely established. Some production and drill stem tests in J1 have recovered only a small amount of water of no fluid recovery could be from formation damage. According to the information we received from geologist and engineers in Turkey with Petoil and a very competent consultant who has thoroughly studied this oil reservoir, the Russians used no drilling solids, mud weight, water loss, or formation damage. The mud weight was much higher than the formation pressure when the sand beds were drilled so you would expect high damage. The intervals tested by perforating were not stimulated in any way to the best of our knowledge.

The J1 upper sand averages about 6 feet thick and J1 lower sand averages about 35 feet thick. The J1 upper sand has not been production tested adequately by itself to determine whether it is definitely oil productive or not. The J1 lower sand has produced oil over 100 bbls/day in nine wells and possibly ten (well #22). We don't have the production rate form Karakuduk #22 but the Petoil people indicated it produced over 100 bbls/day from the lower J1 sand. I have given the J1 lower sand 517,800 acre feet of reservoir and 64,207,000 barrels of proved undeveloped reserves. By pressure maintenance from water injection they should recover at least and additional 32,104,000 barrels of probable reserves.

I have reduced the areal extent of the J1 upper sand and have calculated a reservoir volume of 23,332 acre feet for it and assigned it 2,893,000 barrels of probable reserves. The J1 upper sand and the J1 lower sand are separated by a consistent shale bed about 16 feet thick.

J2: The J2 section consists of three sand. Oil production has been tested in wells #4, #7, and #10 in the J2 sands. The production rate from the #10 well was 385 barrels of oil and 533 mcf of gas. This reservoir has oil-water contact at -8074 feet. I have isopached this J2 oil sand and calculated an oil reservoir of 32,456 acre feet and proved undeveloped reserves of 357,000 barrels and 2,893,000 barrels probable reserves due to the thin sand thickness in the rest of the wells. A small amount of oil was also tested from the #4 well but the sand is lower structurally from the main reservoir and is located over one mile west of the main reservoirs.

J3: The J3 section consists of two sand beds. The #7 wsell tested 20 bbls/day of oil from 36 feet of perforations. This sand section has an oil-water contact at -8321'. The sands cover an area of 5,043 acres and the oil reservoir is 60,693 acre feet with oil reserves of 7,526.000 barrels. These oil reserves are classified as probable reserves since only one well has been production tested but it was determined to be uneconomical.

J4: The J4 sand beds flowed 288 barrels of oil and 498 mcf/day gas in the #7 well. The #20 and the #21 wells also have porpous sands above the oil-water contact of -8465' datum. The oil reservoir has a volume of 42,336 acre feet. I have assigned 524,000 barrels of proved undeveloped reserves for well #7. I have also assigned 4,729,000 barrels of probable reserves because well #7 is the only well that tested oil flow rates at near commercial rates.

J5: The #7 well was perforated 9124-9140' and recovered oil and was perforated 9140-9157' and recovered oil and water with no fluid recovery amounts recorded. The feasibility study shows only one fluid recovery at 936 bbls/day oil and 971 mch/day gas but it does not name the well. Presumably the oil production is from the upper perforations of the #7 well at 9124-9140'. They also list an oil-water contact of -8513' which matches the #7 log. To complicate the information the #21 well tested 900 bbls/day oil and 971 mcf/day gas from perforations 9153-9249' and the lower perforations are at -8663' datum which is 150' below the previous stated oil-water contact without recovering any water.

Based on 120 acre spacing, I have given wells #7, #20, and #21 1,639,000 barrels of primary proved undeveloped reserves. Since it is difficult to understand what is going on in this reservoir I haven't assigned any other reserves although it is very possible there are some in the structurally lower parts of the J5 sand reservoir.

J6: No reserves.

J7: No reserves.

J8: The J8 sand section is a thick sand with up to 66' of porous sand in well #7 and 63" in well #21. The isopack of the J8 sand calculates 72,867 acre feet of volume and 7,360,000 barrels of proved undeveloped reserves for the J8 sand and 3,680,000 barrels of probable reserves for pressure maintenance by water injection.

J9: The #21 is the only well that has penetrated this interval that has recovered oil production. Although Petoil personnel say oil was recovered in the #22 well the records we received don't verify this. The #21 was perforated 9918-9947' and recovered oil at the rate of 562 bbls/day and gas at the rate of 837 mcf/day. The interval 9839-9904' was also perforated and tested 543 bbls/day oil and 684 mcf/day gas. The proved undeveloped reserves calculated to this well based on 120 acre spacing are 881,000 barrels.

The total reserves calculated for this field are 74,965,000 barrels of proven undeveloped reserves and 54,600,000 barrels of probable reserves for a total of 129,565,000 barrels.

The size of the reservoir is easily determined for the J1 sands since they are uniform in thickness in all the wells that penetrated it. Due to the poor logging tools and capabilities of the Russian logging equipment and the lack of information supplied with the open hole logs it is impossible to calculate the porosity or water saturations from logs. The information that was valuable were the well test listed on Table I. The limited core data was also helpful.

The oil reserves assigned in this report were calculated using data supplied by the Russian and Kazakhstan government personnel. The reservoir data supplied ranged from poor to good. The poor data in general were from the open hole Russian logs and the good data from the wells tests. In general I thought the data was better than normal in attempting to determine the feasibility of developing a field of this size and complexity due to the multitude of producing sands.

The Russian open hole logs are poor for quantitative data for determining porosity, water saturation, and shaliness of the producing wells. The Russian logs don't have any calibration data or drilling mud or filtrate data. The only open hole porosity logs are the micro-log and single detector neutron logs which neither are good for porosity calculations. The micro-log is good for permeable sand thickness determinations. The resistivity logs are lateral type logs which aren't good for thin bed water saturations and without mud filtrate and calibration data are not good for calculating reservoir water saturations. The gamma ray logs were not calibrated in standard API counts so they have limited use for reservoir shaliness. The reproduction of some of the open hole logs was so poor they were not legible so that further detracted from their usefulness.

The Russians did run some DST's and cased hole tests of perforated sands which were very useful. Also a lot of cores were taken and were analyzed in a laboratory. Some of this data was available.

The cores data showed an average sand porosity of 15.1 percent for the J1 lower sand so I used 15 percent although Karakuduk Oil Field Production Feasibility used 15,16, and 17 percent porosities in their studies.

I used a water saturation of 35 percent in the reserve calculations. I though that 35 percent water saturation was near the upper limit of saturation that could be in place without producing free water from the higher permeability zones flowing oil at high rates. The water saturations could be considerably lower, also, so I though this was a good conservative compromise. The Kazakhstan's did use water saturations from 45 to 50 percent in their study. The formation volume factor of 1.22 was determined by the Kazakhstan laboratory in Aktau.

I used a primary oil recovery of 20 percent for the proved undeveloped reserves and an additional 10 percent oil recovery for pressure maintenance by water injection for probable reserves. The Kazakhstans used an oil recovery factor of 40 percent of the original-in-place for primary recovery with water injection for pressure maintenance. The Petoil personnel stated that a large field to the south producing from the same Jurassic sands is going to recover 43 percent of the oil-in-place with water injection for pressure maintenance.

I have used the data available to attempt to arrive at the best conclusion to the oil reserves of the Karakuduk Field using accepted engineering practices. Due to the limited amount of engineering data available, the data being generated in a foreign country by personnel not familiar with our standards or using our quality of equipment, and also due tot he complexity of the reservoir, the results of this report could vary considerably from other reports or the actual future oil recoveries.

This report has been prepared utilizing methods and procedures regularly used by petroleum engineers to estimate oil and gas reserves for properties of this type and character. The recovery of oil reserves and projection of producing rates are dependent upon many variable factors. These include, among others, prudent operation, compression of gas when needed, market demand, installation of lifting equipment, and remedial work when required.

Reserves included in this report have been based upon the assumption that all wells will be operated in a prudent manner by responsible parties.

The basic data used to prepare this report has been retained in our files and is available for review by appropriate parties.

                                                   P&M PETROLEUM MANAGEMENT

                                                   -----------------------------
                                                   Robert W. Peterson
                                                   Petroleum Engineer

                                                          KARAKUDUK FIELD
                                                             WELL TESTS


               GEOLOGICAL       TEST INTERVAL        NET PAY    FLUID   GAS FLOW  CHOKE SIZE   GOR
      WELL       SECTION    DEPTH-FT     DATUM-FT       FT       REC    BBLS/DAY  CU FT/DAY    INCHES    CU FT/BBL      COMMENTS
------------------------------------------------------------------------------------------------------------------------------------
 Karakuduk #1      J1      8546-8563'  -(7920-7936')   16'       OIL      151        --        0.1959
 Karakuduk #4      J1      8596-8612'  -(8004-8020')   16'      WATER     2.5        --
 Karakuduk #5      J1      8543-8559'  -(7921-7937')   16'       OIL      19.5       706                             With compressor
 Karakuduk #6      J1      8550-8573'  -(7943-7966')   23'       OIL      236       49434      0.2756       209
 Karakuduk #7      J1      8435-8471'  -(7834-7870')   36'       OIL     446.6     564960      0.3150      1265
 Karakuduk #8      J1      8481-8994'  -(7869-7882')   13'       OIL      90.6        ?          ?
 Karakuduk #8      J1      8481-8994'  -(7869-7882')   13'       OIL      15.1        ?        1.0236                 Natural flow
 Karakuduk #10     J1      8517-8537'  -(7922-7942')   20'       OIL     289.4     529650      0.2756      1832        Gas out oil
 Karakuduk #10     J1      8537-8553'  -(7942-7958')   16'       OIL     966.2     600270      0.3543       621        Gas out oil
 Karakuduk #11     J1      8474-8491'  -(7873-7890')   17'       OIL     162.9       --          --
 Karakuduk #11     J1      8474-8491'  -(7873-7891')   17'       OIL      2.8                  1.0236                 Natural flow
 Karakuduk #12     J1      8458-8484'  -(7856-7882')   26'       OIL     132.1        ?          ?                     Water comes
 Karakuduk #12     J1      8441-8448'  -(7839-7846')    7'      WATER     12.6                                       upper zones of
 Karakuduk #13     J1      8520-8533'  -(7912-7925')   13'       OIL      4.4        --        1.0236
 Karakuduk #20     J1      8464-8507'  -(7840-7883')   43'       OIL     122.6
 Karakuduk #20     J1      8464-8507'  -(7840-7883')   43'       OIL      20.1                   --                   Nautral flow
 Karakuduk #21     J1      8425-8458'  -(7839-7872')   33'       OIL     452.9     384879      0.2756       850
 Karakuduk #21     J1                                            OIL     364.8     300135      0.1968       823
 Karakuduk #22     J1      8618-8635'  -(8017-8039')   17'    OIL W/GAS    ?          ?          ?                     Gas out oil
 Karakuduk #22     J1      8618-8635'  -(8017-8034')   17'    OIL W/WTR    ?          ?          ?
 Karakuduk #22     J1      8543-8727'  -(7942-8126')   84'    OIL W/GAS    ?          ?          ?
 Karakuduk #23     J1      8514-8681'  -(7928-8095')   167'   WTR W/GAS    ?          ?          ?

 Karakuduk #4      J2      8737-8760'  -(8145-8168')   23'       OIL      7.5         ?        1.0236
 Karakuduk #7      J2      8556-8760'  -(7955-8159')   204'      OIL      3.1         ?        1.0236
 Karakuduk #10     J2      8652-8681'  -(8057-8086')   29'    OIL & GAS   385      533181      0.2756      1385

 Karakuduk #7      J3      8865-8901'  -(8264-8300')   36'       OIL      20.1                 1.0236
 Karakuduk #21     J3      8865-8878'  -(8279-8312')   33'       OIL      88.1        ?          ?                       Rowing
                           8901-8920'  -(8321-8334')   13'    OIL W/WTR   3.0         ?          ?

Karakuduk #7       J4      9025-9035'  -(8425-8435')   10')
                           9045-9068'  -(8444-8467')   23')      OIL     287.5     497871      0.4724      1732
Karakuduk #21      J4      8996-8029'  -(8410-8443')   33'    OIL W/WTR   1.6         ?          ?
Karakuduk #21      J4      9071-9081'  -(8485-8495')   10'       OIL      1.9         ?          ?

Karakuduk #21      J5      9153-9249'  -(8567-8663')   96'    OIL & GAS   900      971025        ?         1079

Karakuduk #21      J7      9524-9563'  -(8938-8977')   39'    OIL & WTR    ?          ?          ?

Karakuduk #7       J8      9652-9731'  -(9051-9130')   79'       OIL     283.1     198442      0.2756       701
Karakuduk #21      J8      9665-9731'  -(9079-9145')   66'    OIL W/GAS   283      459030        ?         1622

Karakuduk #21      J9      9839-9905'  -(9253-0319')   66'    OIL W/GAS   546      688545      0.3543      1261
Karakuduk #21                                          66'    OIL W/GAS   425      582615      0.2756      1370
Karakuduk #21      J9      9915-9947'  -(9372-9361')   29'    OIL W/GAS   437      730917        ?         1672


                                                       KARAKUDUK FIELD
                                                   SUMMARY OF OIL RESERVES

                                                                        PRIMARY RESERVES       ADD'TL PROBABLE RESERVES
                                                                    ---------------------- ------------------------------    TOTAL
                                                                                  WATER INJECT'N-PRESSURE     TOTAL        RESERVES
                                                  PRIMARY   PROVED UNDEV           MAINTENANCE            PROBABLE RESERV PROVED UND
          AREA   VOLUME  POROSITY WATER           RECOV     124 BPAF     PROBABLE  ---------------------  --------------- & PROBABLE
RESERVOIR -ACRES AC FT   %        SATURAT'N% FVF  % OF OIP  BBLS         BBLS      % OF OIP BBLS          BBLS                BBLS
--------- ------ ------- -------- ---------- ---- -------  ------------ --------- --------  -----------  --------------- -----------

J1 Lower  15,092 517,800 15.0     35.0       1.22  20       64,207,000              10       32,104,000   32,104,000     96,311,000
J1 Upper  10,199 23,332  15.0     35.0       1.22  20                    2,893,000  10       ---          2,893,000      2,893,000
J2        4,217  32,456  15.0     35.0       1.22  20       357,000      3,668,000  10       ---          3,668,000      4,025,000
J3        5,043  60,693  15.0     35.0       1.22  20                    7,526,000  10                    7,526,000      7,526,000
J4        2,776  42,335  15.0     35.0       1.22  20       521,000      4,729,000  10                    4,729,000      5,250,000
J5        360    13,224  15.0     35.0       1.22  20       1,639,000               10                                   1,639,000
J8        2,851  72,867  15.0     35.0       1.22  20       7,360,000    ---        10       3,680,000    3,680,000      11,040,000
J9        120            15.0     35.0       1.22  20       661,000      ---        10       ---          ---            661,000
                                                            ----------   ----------         ------------ --------------- -----------
                               TOTAL RESERVES               74,965,000   18,816,000         35,784,000   54,600,000     129,565,000

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